PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2014 RESULTS

DALLAS, TEXAS … May 7, 2014 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $25.8 million for the first quarter of 2014 compared to $21.5 million in the same period of 2013.  Operating income was $3.3 million in the first quarter of 2014 compared to $1.4 million in the same period of 2013.  Net income was $2.1 million, or $0.17 per basic and diluted common share, for the first quarter of 2014 compared to $900,000, or $0.07 per basic and diluted common share, in the same period of 2013.

Net sales increased in 2014 principally due to strong demand within Security Products including new product sales for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets.  Operating income increased as a result of the positive impact of the higher sales and related improvement in fixed manufacturing cost coverage with increased production volumes.

“First quarter sales growth of 20% over the prior year is obviously a positive start for the year,” commented David A. Bowers, President and CEO, “and we are very pleased with the performance of our operating teams in response to the increased demand. Not only were they able to meet the significant increase in demand for our products, but did so while successfully translating the increased operating leverage into the improved product margins. Our first quarter results were impacted by one-time projects and seasonal influences for some of our larger customers, and our challenge is to maintain our momentum through expansion of existing customer relationships and continued innovation to develop new applications for our products and services.”

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, the impact of current or future government regulations, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features, potential difficulties in implementing new manufacturing and accounting software, and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2013	2014

Net sales	$21.4	$25.8
Cost of goods sold	15.4	18.0
Gross profit	6.0	7.8
Selling, general and administrative expense	4.6	4.5
Operating income/income before taxes	1.4	3.3
Provision for income taxes	0.5	1.2
Net income	$0.9	$2.1

Basic and diluted net income per common share	$0.07	$0.17

Weighted average diluted common
shares outstanding	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
	2013	2014
Assets		(Unaudited)

Current assets:
Cash and equivalents	$38.8	$35.0
Accounts receivable, net	8.5	12.7
Inventories, net	13.2	15.1
Deferred income taxes and other	3.1	3.1
Total current assets	63.6	65.9

Goodwill	23.7	23.7
Net property and equipment	33.8	33.6
Other noncurrent	0.6	0.6

Total assets	$121.7	$123.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$9.7	$9.5
Income taxes	0.4	1.2
Total current liabilities	10.1	10.7

Deferred income taxes	6.9	6.8
Stockholders’ equity	104.7	106.3

Total liabilities and stockholders’ equity	$121.7	$123.8